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EXHIBIT 5.1 - OTHER DOCUMENTS
FORM OF OPINION OF KAPLAN GOTTBETTER & LEVENSON, LLP

                        KAPLAN GOTTBETTER & LEVENSON, LLP
                 630 THIRD AVENUE, NEW YORK, NEW YORK 10017-6705
                    TEL: (212) 983-6900; FAX: (212) 983-9210

                                January 26, 2001

Return Assured Incorporated
1901 Avenue of the Stars, Suite 1710
Los Angeles, California 90067

         Re: Return Assured Incorporated - Registration Statement on Form S-3 (File No. 333-53758) (the "Registration Statement")

Gentlemen:

         We are acting as counsel for Return Assured Incorporated, a Delaware corporation (the "Company"), in connection with the proposed sale by certain selling stockholders (the "Selling Stockholders") pursuant to the Registration Statement of up to 6,515,352 shares of Common Stock, $.001 par value, of the Company (the "Shares") and 1,401,333 shares of Common Stock, $.001 par value, of the Company issuable upon exercise of warrants (the "Warrant Shares").

         We have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the records, certificates and documents referred to above.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and are validly issued, fully paid and non-assessable, and that the Warrant Shares have been duly authorized, and when the exercise price thereof is paid pursuant to the respective terms of the warrants, will be validly issued, fully paid and non-assessable; provided, however, that of the 6,515,352 shares, 1,400,000 shares identified under "Selling Stockholders" in the Registration Statement for PlasmaNet, Inc. have been duly authorized, and when delivered in accordance with the Program Promotion Agreement between the Company and PlasmaNet, Inc., dated December 15, 2000, will be validly issued, fully paid and non-assessable.

         Our opinion is limited in all cases to matters arising under the General Corporation Law of the State of Delaware. We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                           Very truly yours,
                                           /s/ Kaplan Gottbetter & Levenson, LLP